EXHIBIT 4.11

     CERTIFICATE OF DESIGNATION

     OF

     SERIES "A" CONVERTIBLE PREFERRED STOCK

     OF

     PAYSTAR CORPORATION

     The Undersigned, constituting the Chairman and Secretary of PayStar
Corporation (the "Company"), hereby certify that pursuant to the provisions of
NRS 78.195 the following action was taken:

     The Board of Directors of said corporation, by unanimous consent dated
November ____, 2001, (i) revised the Series "A" Convertible $2.00 Preferred
Stock, none of which shares were outstanding as of such date, to be thereafter designated as the "Series 'A' Convertible Preferred Stock" (the "Series "A"
Preferred Stock") and (ii) reduced the number of shares of such series to
1,000,000 of the preferred shares authorized in the Company's articles of incorporation.  Such series shall be further revised to the terms set forth below:

     1.     Dividends.  The holders of the Series "A" Preferred Stock are entitled to receive, when and as declared by the board of directors, dividends from funds legally available therefor on an equal basis with the holders of the common stock.

     2.     Conversion.  Shares of the Series "A" Preferred Stock may be
converted into common stock of the Company at rates and times and subject to terms and conditions as follows:

          a.     Schedule of Conversion Rates for Optional Conversion.  Any
holder of the Series "A" Preferred Stock may, commencing November 15, 2002, convert any or all of such shares held by him into fully paid and nonassessable shares of common stock at the rate of one (1) share of common stock for each one (1) share of Series "A" Preferred Stock surrendered for conversion.  For purposes of this paragraph the conversion date shall be the date the notice of conversion is actually received by the Company.  Any such conversion may be effected by holders of the Series "A" Preferred Stock by giving written notice of election to convert shares of said stock, the number of shares and the certificate numbers, and presenting said shares to the
Company, accompanied by the deposit and surrender of the certificates for such stock duly endorsed in blank for transfer.  In the event that any of the
Series "A" Preferred Stock shall be called for redemption, the right of conversion shall expire at the close of business on the redemption date.

          b.     Adjustment of Conversion Value.  The basic conversion rate, to wit, the rate specified hereinabove in subsection (i) of this Section, shall be subject to adjustment from time to time in the following manner:

(i)     If the Company shall at any time subdivide its outstanding shares of common stock by recapitalization, reclassification or split-up thereof, or if the Company shall declare a stock dividend or distribute shares of common stock to its stockholders, the number of shares of common stock into which the
Series "A" Preferred Stock is convertible immediately prior to such subdivision shall be proportionately increased in each instance, and if the
Company shall at any time combine the outstanding shares of common stock by recapitalization, reclassification or combination thereof, the number of shares of common stock into which the Series "A" Preferred Stock is convertible immediately prior to such combination shall be proportionately decreased in each instance.

(ii)     If the Company shall distribute to all of the holders of its common stock any security (except as provided in the preceding paragraph) or other assets (other than a distribution permissible hereunder and made as a dividend payable out of earnings or out of any earned surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company), the Board of Directors shall be required to make such equitable adjustment in the conversion rate in effect immediately prior to the record date of such distribution as may be necessary to preserve to the Series "A" Preferred Stock holder's rights substantially proportionate to those enjoyed hereunder by such holder immediately prior to the happening of such distribution.  Any such adjustment shall become effective as of the day following the record date for such distribution.

(iii)     Whenever the number of shares of common stock issuable upon conversion is required to be adjusted as provided herein, the rate of conversion shall be adjusted to the nearest share in each instance by multiplying such conversion rate immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of common stock issuable upon the conversion of the Series "A" Preferred Stock immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of common stock so issuable upon conversion.

(iv)     In case of any reclassification of the outstanding shares of common stock, other that a change covered by subparagraph (i) above or which solely affects the par value of such shares of common stock, or in the case of any merger or consolidation of the Company with or into another corporation (other that a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or capital reorganization of the outstanding shares of common stock), or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety in connection with which the
Company is dissolved, the holder of this Series "A" Preferred Stock shall have the right thereafter to receive upon the conversion thereof, for the same aggregate conversion rate hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger or consolidation, or upon the dissolution following any sale or other transfer, which a holder of the number of shares of common stock of the Company would obtain upon conversion of the Series "A" Preferred Stock immediately prior to such event;
and if any classification also results in a change in shares of common stock covered by subparagraph (i) above, then such adjustment shall be made pursuant to both subparagraph (i) above and this subparagraph (iv).  The provisions of this subparagraph (iv) shall similarly apply to successive reclassifications, or capital reorganizations, mergers or consolidations, sales or other transfers.

          c.     Subscription Rights to Common Stock.  In case the Company
shall at any time offer to the holders of its common stock any right to subscribe for additional shares of any class of the Company, then the Company shall give written notice thereof to the registered holder of the Series "A"
Preferred Stock not less than thirty (30) days prior to the date on which the books of the Company are closed or a record date fixed for the determination of stockholders entitled to such subscription rights.  Such notice shall specify the date as to which the books shall be closed or record date be fixed with respect to such offer or subscription, and that the right of the holders of Series "A" Preferred Stock to participate in such offer or subscription shall terminate if their Series "A" Preferred Stock shall not be converted on or before the date of such closing of the books or such record date.

          d.     No Fractional Shares.  The Company shall not issue fractional shares of its common stock in satisfaction of the conversion privilege hereinbefore provided, but in lieu of fractional shares it shall issue the cash value of such factional shares as set by the Board of Directors.

          e.     Canceled Stock.  All certificates of Series "A" Preferred
Stock surrendered for conversion by the holder, or converted by the Company, as hereinbefore provided, shall be canceled and retired and no further Series
"A" Preferred Stock shall be issued in lieu thereof.

          f.     Reserved Shares.  An amount of authorized common stock
sufficient to provide for the conversion of Series "A" Preferred Stock from time to time outstanding as aforesaid shall at all times be reserved for the purpose of effecting the conversion thereof.

     3.     Redemption.  Shares of the Series "A" Preferred Stock are
redeemable, in whole or in part, by the Company at any time after November 15,
2002 on not less than thirty (30) days prior written notice at the rate of
$1.50 per share of Series "A" Preferred Stock.  If the Company shall elect to redeem shares of the Series "A" Preferred Stock, notice of redemption shall be given to the holders of all outstanding shares of Series "A" Preferred Stock to whom the redemption shall apply by mailing by first-class mail a notice of such redemption, not less than thirty (30) nor more than sixty (60) days prior to the date fixed for redemption, to their last addresses as they shall appear upon the registry books, but failure to give such notice by mailing to the holder of any shares of Series "A" Preferred Stock, or any defect therein, shall not affect the legality or validity of the proceedings for the redemption of any other shares of Series "A" Preferred Stock.  The notice of redemption to each holder of Series "A" Preferred Stock shall specify the date fixed for redemption and the redemption price at which the shares of Series
"A" Preferred Stock are to be redeemed, and shall state that payment of the redemption price of the Series "A" Preferred Stock will be made at the office of the redemption agent appointed by the Company upon presentation and surrender of such Series "A" Preferred Stock, and shall also state that the right to convert the Series "A" Preferred Stock so redeemed will terminate as provided herein (stating the date of such termination) and shall state the then current conversion ratio.  If the giving of notice of redemption shall have been completed as above provided, and if funds sufficient for the redemption of the Series "A" Preferred Stock shall have been deposited with the redemption agent for such purpose, the right to convert the Series "A"
Preferred Stock shall terminate at the close of business on the business day proceeding the date fixed for redemption, and the holder of each share of
Series "A" Preferred Stock shall thereafter be entitled upon surrender of his
Series "A" Preferred Stock only to receive the redemption price thereof, without interest.  Upon the giving of proper notice of redemption as set forth herein, and the deposit of sufficient funds for redemption, the Series "A"
Preferred Stock shall be canceled and the holders of the Series "A" Preferred
Stock shall have no further rights thereunder, except for the payment of the redemption price therefor.

     4.     Voting Rights.  The holders of the Series "A" Preferred Stock will have no right to vote such shares, either at elections of directors or in any other corporate proceedings or meetings, except as required by the statutes of the State of Nevada.

     5.     Changes to Rights.  While any shares of Series "A" Preferred Stock are outstanding, the Company, without first obtaining the consent, either expressed in writing or by the affirmative vote at a meeting called for that purpose, of the holders of a majority of shares of Series "A" Preferred Stock then outstanding, will not:

          a.     Consolidate or merge into or with any other entity in which the Company is not the continuing corporation or which results in any reclassification or capital reorganization of the outstanding shares of common stock of the Company;

          b.     Sell all or substantially all of its property or assets, or permit any majority owned subsidiary to sell all or substantially all of its property or assets;

          c.     Amend or restate the articles of incorporation of the Company;

          d.     Change or alter the rights, preferences or privileges of the
Series "A" Preferred Stock; or

          e.     Permit any majority owned subsidiary to issue or sell (and, unless such consent is given, will take steps to prevent any subsidiary from issuing and selling) any shares of its stock except to the Company itself or to another subsidiary.

     6.     Liquidation Preference.  In the event of any liquidation,
dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of the Series "A" Preferred Stock are entitled, before any distribution or payment shall be made to the holders of the common shares or any other series of preferred shares, to be paid an amount equal to
$1.00 per share of Series "A" Preferred Stock, plus all unpaid cumulative dividends, if any, accrued to the date of liquidation.  After payment to the holders of the Series "A" Preferred Stock of the amounts to which they are entitled as stated, the balance, if any, shall be paid to the holders of shares subordinated to the Series "A" Preferred Stock according to their respective rights.  In case the net assets of the Company are insufficient to pay to holders of all outstanding shares of Series "A" Preferred Stock the full amount to which they are, respectively, entitled, the entire net assets of the Company remaining will be distributed ratably to the holders of all outstanding shares of the Series "A" Preferred Stock in proportion to the full amounts to which they are respectively entitled.  The consolidation or merger of the Company into or with any other corporation or corporations pursuant to the applicable statutes providing for consolidation or merger will not be deemed a liquidation, dissolution, or winding up of the affairs of the Company within the meaning of any of these provisions.

     Dated this 8th day of November 2001.

                                   ____________________________________
                                   /s/ William D. Yotty, Chairman
Attest:

                                   ____________________________________
                                   /s/ Harry T. Martin, Secretary